Exhibit 99.1

FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

TeamHealth Names Michael D. Snow
as President and CEO Effective September 1, 2014

(KNOXVILLE, Tenn.) August 26, 2014 – The Board of Directors of TeamHealth Holdings Inc. (NYSE:TMH), one of the nation’s largest providers of outsourced physician staffing solutions for hospitals, announced the appointment of Michael D. Snow as the company’s president, CEO and board member effective September 1, 2014. Snow joined TeamHealth on April 22, 2013, as president, assuming responsibility for the company’s operations, revenue cycle, administrative services, sales, and marketing. Snow is replacing Greg Roth, who earlier this year announced his intent to retire from the CEO position after ten years leading the company. The Board of Directors considered an extensive slate of external and internal candidates before appointing Snow as its president and CEO.

“The Board conducted a thorough, nationwide search to find an individual with a broad healthcare management background and visionary leadership,” said Lynn Massingale, MD, FACEP, TeamHealth co-founder and chairman of the board. “Mike’s extensive healthcare experience within hospitals and healthcare systems combined with more than 25 years of business operations experience will serve TeamHealth well as it furthers its reputation for excellence in a continually evolving healthcare environment.”

Throughout his career, Snow has held numerous executive-level positions in healthcare, including president of HCA Inc.’s Gulf Coast Division, executive vice president and chief operating officer of HealthSouth Corporation, president and chief executive officer of Surgical Care Affiliates, president and chief executive officer of Wellmont Health System, and chief operating officer of Amedisys, Inc. Snow earned his Bachelor of Science degree from the University of Alabama and a Master's Degree in Business Administration from Troy State University.

“I am deeply honored to assume the position of president and CEO of TeamHealth, and I am very proud to lead this team of driven healthcare professionals,” said Snow. “Healthcare is experiencing unprecedented change, and TeamHealth is well-positioned with the right leadership and strategy to succeed. TeamHealth’s continued success requires collaboration, innovation, leadership and integrity. These are the fundamentals I will focus on as we position ourselves for a bright future of continued growth and high performance for TeamHealth and our partners.”

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 19 regional locations and multiple service lines, TeamHealth's approximately 9,800 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 860 civilian and military hospitals, clinics, and physician groups in 46 states. TeamHealth was recently named one of “America’s 100 Most Trustworthy Companies” for 2014 by Forbes magazine. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit http://www.teamhealth.com.

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